                                   EXHIBIT 11
                                   ----------


                      BROWN & SHARPE MANUFACTURING COMPANY
                      ------------------------------------
                         COMPUTATION OF PER SHARE DATA
                         -----------------------------
                  (Amounts in Thousands Except Per Share Data)

                                                  For the Quarter Ended
                                                  ---------------------
                                            March 31, 1996        March 31, 1995
                                            --------------        --------------

Primary:
Average shares outstanding                           8,738               8,680
Net effect of dilutive stock options
 -- based on the treasury stock method
 using average market price                            140                   -
                                                    ------             -------

Totals                                               8,878               8,680
                                                    ======             =======
Net income (loss)                                  $   550            $ (1,455)
                                                    ======             =======
Per share amount                                   $   .06            $   (.17)
                                                    ======             =======

Fully diluted:
Average shares outstanding                           8,738               8,680
Net effect of dilutive stock options
 -- based on the treasury stock
 method using quarter-end market
 price which is greater than
 average market price                                  153                   -
Assumed conversion of 9 1/4%
 convertible subordinated
 debentures                                              *                   *
                                                    ------             -------

Totals                                               8,891               8,680
                                                    ======             =======

Net income (loss)                                  $   550            $ (1,455)
Add 9 1/4% convertible
 subordinated debentures
 interest, net of federal
 income tax effect                                       *                   *
                                                    ------             -------

Totals                                             $   550            $ (1,455)
                                                    ======             =======
Per share amount                                   $   .06            $   (.17)
                                                    ======             =======


* Conversion of the 9-1/4% convertible subordinated debentures is not assumed in the computation because its effect is anti-dilutive.